Exhibit 99.1

IMMEDIATE RELEASE

January 31, 2012

Media Contact:

Doug Shepard

Harte-Hanks, Inc. Corporate Office

Executive Vice President and Chief Financial Officer

(210) 829-9120

doug_shepard@harte-hanks.com

HARTE-HANKS REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Note: The company will host a conference call to discuss the earnings release on January 31, 2012, at 9:00 a.m. Central Time. The conference call number is (888) 417-2254 for domestic callers and (719) 457-2639 for international callers, passcode 5143327. To access an audio webcast, please go to the link within the Harte-Hanks website in the “Investors” section. There will be an audio replay available shortly after the call through February 7, 2012. To access the audio replay, please call (888) 203-1112 for domestic callers and (719) 457-0820 for international callers, passcode 5143327. The replay also will be available on the Harte-Hanks web site at http://www.harte-hanks.com/page/investors_events.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported fourth quarter 2011 diluted earnings per share of $0.23 on revenues of $224.6 million. These results compare to diluted earnings per share of $0.24 on $236.0 million in revenues for the fourth quarter of 2010.

The following table presents financial highlights of the company’s operations for the fourth quarter of 2011 and 2010, respectively. Full financial results are attached.

RESULTS FROM OPERATIONS (unaudited)

	Three Months Ended December 31,
(In thousands, except per share amounts)	2011	2010	% Change
Operating revenues	$224,624	$235,993	-4.8%
Operating income	23,826	25,109	-5.1%
Net income	14,728	15,604	-5.6%
Diluted earnings per share	0.23	0.24	-4.2%
Diluted shares (weighted average common and common equivalent shares outstanding)	63,200	64,198	-1.6%

For the three months ended December 31, 2011, the company generated free cash flow (defined below) of $16.2 million, down from $17.3 million in the prior year’s fourth quarter. Capital expenditures for the quarter were $4.6 million compared to $4.8 million in the prior year’s fourth quarter.

For the year, the company’s revenues decreased to $850.8 million and operating income decreased 17.2% to $75.4 million. Diluted earnings per share for the year were $0.70 compared to $0.84 for 2010.

RESULTS FROM OPERATIONS (unaudited)

	Year Ended December 31,
(In thousands, except per share amounts)	2011	2010	% Change
Operating revenues	$850,765	$860,526	-1.1%
Operating income	75,406	91,053	-17.2%
Net income	44,198	53,604	-17.5%
Diluted earnings per share	0.70	0.84	-16.7%
Diluted shares (weighted average common and common equivalent shares outstanding)	63,552	64,139	-0.9%

Commenting on the 2011 performance, Chairman, President and Chief Executive Officer Larry Franklin said, “In 2011, a number of important actions were taken that better position each of our businesses to operate more efficiently and better compete in the changing market place. This was the sixth consecutive quarter of Direct Marketing revenue growth, an increase of 2.2% versus an increase of 6.2% in the 2010 fourth quarter, excluding the nonrecurring recall revenue from last year. Margin improved from 15.4% in the 2010 fourth quarter to 15.8% in the current quarter. We had good profit improvement with our large contact center consumer brand customers we on-boarded in early 2011 and referred to in the third quarter. Good progress is being made with our database investments. These investments will continue as we develop and bring to market additional solutions planned for 2012.

“In Shoppers, 2011 was a year of enormous changes, as mentioned in previous quarters. Further progress was made in the quarter and will continue as initiatives are completed over the next two quarters. In addition to the cost savings from the consolidation of production processes and some sales groups, we expect further increased efficiencies during 2012. We expect to realize the $7-8 million in savings we have previously discussed. The 8.3% revenue decline in the quarter was slightly higher than the third quarter. While the California economy remains difficult, Florida is showing some signs of slight recovery.”

Discussing the performance of individual business segments, Executive Vice President and Chief Financial Officer Doug Shepard said, “Direct Marketing fourth quarter revenues decreased 3.6% and operating income declined 1.0%. Revenue increased (as a percentage) in the low teens for our retail and select markets in the fourth quarter compared to the fourth quarter of 2010. Our high-tech and financial services verticals decreased in the low teens. In addition, our pharma/healthcare vertical decreased approximately 30% due to the nonrecurring recall project for a long-standing customer that occurred in the third and fourth quarters last year. Operating income margins were 15.8% versus 15.4% in the fourth quarter of 2010.

“Shoppers experienced a fourth quarter revenue decrease of 8.3% compared to the fourth quarter of 2010. During the quarter, revenues were relatively flat for the communications and automotive spending sectors and decreased for real estate, consumer and the restaurant sectors.”

Concluding, Franklin said, “While there were many bright spots in 2011, we are not satisfied with our profit performance. We are convinced the changes made in Shoppers will lead to improved profits in 2012, and when there is meaningful improvement in the California and Florida economies we are well positioned for good long-term growth.

“In Direct Marketing, the annual 5.0% adjusted revenue growth was good. We are continuing to aggressively execute our multichannel strategy, making investments where necessary to position us for growth in a changing and attractive industry. Our full year operating income margin at 13.6% was below the 14.4% in 2010, largely driven by investments in our contact centers and database businesses as discussed in previous quarters. Our fourth quarter revenue trends will continue into the first half of next year, but our profits are likely to be flat to slightly down in the first half. However, we currently expect to show increased revenue and profits for the full year 2012. We have high confidence in our people’s abilities to deliver improved results.”

Selected Highlights:

•

The Agency Inside Harte-Hanks® was selected by L’Oreal to develop a relationship marketing program to drive more customers to stores and its ecommerce site. To achieve this goal, The Agency Inside will develop strategy and creative for integrated multichannel marketing campaigns.

•

One of the largest U.S.-based banks has selected The Agency Inside Harte-Hanks as its leading external direct marketing agency. In this role, The Agency Inside will leverage Harte-Hanks’ direct mail expertise to provide strategic guidance and creative services for the bank’s substantial direct mail programs to improve response and conversion rates. The same bank also selected Harte-Hanks for integrated agency and direct mail production services for its new client on-boarding program.

•

The Agency Inside Harte-Hanks was selected by a major specialty pharmaceutical manufacturer to develop a multichannel strategy and marketing program (including segmentation strategy, creative design and execution) targeting healthcare providers for one of its leading prescription products.

•

Mason-Zimbler®, Harte-Hanks’ digital agency, was selected by a major U.S. enterprise communications service provider to perform a social media audit, strategy, implementation, management and content creation services in order to enhance and grow its social media presence and effectiveness.

•	Juniper Networks selected Mason-Zimbler to execute its worldwide outbound marketing efforts through the provider’s recently-implemented marketing automation system.

•

Harte-Hanks was selected to execute the Demand Curve™, a multichannel demand generation program, for a leading network equipment manufacturer. Harte-Hanks will use its digital agency to develop campaign strategy and related creative material, and its contact center to support in- and out-bound marketing efforts.

•

A major cloud-computing software provider engaged Harte-Hanks to provide demand generation services in support of its small and medium business division. Harte-Hanks will support the qualification of marketing responses via phone and email, and provide related analytics.

•

Harte-Hanks was selected by the European & Middle East division of a major personal computer manufacturer to provide contact center services in support of the client’s large partner and channel sales programs, and provide related analytics and reporting to support its revenue goals.

•

Harte-Hanks secured a multi-year engagement to provide a leading Asian mobile handset and tablet manufacturer with contact center services for its customers, including tier one and two technical support.

•

Trillium Software® was chosen by the prime contractor building a data warehouse that will support deep analytics of Medicaid claims data for the State of New York. The Trillium Software System’s location data and its extended functionality (such as profiling and business rules) will help the contractor provide more accurate insights into the claims data.

•	Trillium Software secured new or expanded licensing and service agreements with three major automobile manufacturers to:

¡	add enhanced data cleansing and matching capabilities for a manufacturer’s Chinese and Korean truck and tractor operations;

¡	provide Fiat with normalization and de-duplication of worldwide customer data for its customer experience business intelligence application; and

¡	expand licensed coverage for a major U.S.-based international manufacturer to include its Chordiant CRM system.

•	John Lewis, a major U.K.-based retail and supermarket chain, selected the Trillium Software System to replace its current system to better understand its customers through a single customer view.

•

Trillium Software announced the launch of the Trillium FATCA Compliance Data Assessment, a service to assist financial institutions in their preparations for compliance with the Foreign Account Tax Compliance Act (FATCA). This new U.S. directive requires foreign financial institutions (FFIs) with U.S. client accounts to share information on those customers with the U.S. Internal Revenue Service. Tens of thousands of institutions are estimated to be affected worldwide, including banks, insurance companies, brokers and investment firms.

•

Trillium Software expanded licensed capabilities for two financial sector clients. For a U.K.-based pension and investment provider, Trillium will provide the standardization and matching engine for a master data management (MDM) implementation being driven by a corporate merger and the EU Solvency II Directive. A large Asian bank expanded the scope of Trillium’s integration into its CRM system to include its Indonesia operations.

•

Trillium Software announced it has formed a technology and referral alliance with QlikTech, (NASDAQ: QLIK) a leader in Business Discovery – user-driven Business Intelligence (BI). As a result of close compatibility and technical connectivity with Trillium Software’s Trillium Software System® data quality solution, QlikView customers can more quickly and efficiently ensure the integrity and accuracy of business data flowing into a QlikView application.

•

Harte-Hanks has added eight new Purchase Level Scores to its flagship product, the Ci Technology Database™ (CiTDB). These Purchase Level Scores (PLS) identify and rank companies based on purchase intentions for the following technologies: cloud computing, personal computers, asset management software, storage area network, direct attached storage, network attached storage, Windows 7 software and compliance-related solutions.

•

Harte-Hanks announced the release of prEtrak™ (v 2.0), a newly-available software tool to help users of U.S. direct mail track their own communications from induction to the mail stream to in-home delivery through the U.S. Postal Service (USPS) Confirm Program. The prEtrak software, first developed by Harte-Hanks in 2001 for its proprietary use on behalf of select clients, is now being made available for use by consumer and business marketers, mailers and mail service providers to keep track of their print communications as they move through the USPS’s mailing infrastructure to final delivery destination.

•	Harte-Hanks paid a dividend of 8.0 cents per share, marking 67 consecutive quarterly dividend payments since the first quarter of 1995.

About Harte-Hanks®:

Harte-Hanks® is a worldwide direct and targeted marketing company that provides multichannel direct and digital marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing helps its clients obtain insight about their customers through database and marketing analytics. Based on that insight Harte-Hanks Direct Marketing designs, implements and executes multichannel marketing programs on behalf of its clients using direct and digital communications. Harte-Hanks Shoppers is North America’s largest owner, operator, and distributor of shopper products which bring buyers and sellers together at a local level through its proven multichannel offerings, including targeted print, digital advertising, and classifieds. Its print publications are zoned into more than 950 separate editions and reach 11.2 million addresses each week in California and Florida. Shoppers also provide advertisers with PowerSites™ to help small- and medium-size businesses establish a web presence and improve lead generation, PowerClick™ SEM services, and mobile distribution of their ads and coupons. For consumers, PennySaverUSA.com™ and TheFlyer.com™ offer local online and mobile classifieds for garage sales, pets, used and new cars, real estate, as well as thousands of coupons and business listings. Visit us at http://www.PennySaverUSA.com, http://www.TheFlyer.com, http://www.PowerSites.net, and http://www.Savertime.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release and our related earnings conference call contain “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding (1) our strategies and initiatives, (2) our financial outlook for revenues, earnings per share, operating income, expenses, capital resources and other financial items, (3) expectations for our businesses and for the industries in which we operate, including the negative performance trends in our Shoppers business and the impact of economic conditions in the United States and other economies on the marketing expenditures and activities of our clients and prospects, (4) competitive factors, (5) acquisition, disposition of assets and development plans, (6) adjustments to our cost structure and other actions designed to respond to market conditions and improve our performance, and any anticipated cost and effect , (7) our stock repurchase program and (8) other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (a) domestic, international and local economic and business conditions, including (i) market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and (ii) the adverse impact of continuing economic uncertainty in the United States and elsewhere on the marketing expenditures and activities of our clients and prospects, (b) the demand for our services by clients and prospective clients, including (i) the willingness of existing clients to maintain or increase their spending on products and services that are or remain profitable for us, and (ii) our ability to predict changes in client preferences, (c) the financial condition and marketing budgets of our clients, including client bankruptcies or other developments that may result in increased bad debt expense, (d) economic and other business factors that impact the industry verticals that we serve, including competition and consolidation of clients and prospective clients in these verticals, (e) our ability to manage and timely adjust our capacity and headcount, and to otherwise effectively service our clients, (f) , our ability to improve our processes and to provide new products and services in a timely and cost-effective manner though development, license or acquisition, (g) our ability to protect our data centers against security breaches and other interruptions, and to protect sensitive personal information of our clients and their customers, (h) increasing concern, regulation and legal action over consumer privacy issues, including legislation changing requirements for collection, processing and use of information, (i) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (j) fluctuations in fuel prices, paper prices, postal rates and postal delivery schedules, (k) the number of equity securities that we may issue to employees, (l) the number of shares, if any, that we may repurchase in connection with our repurchase program, (m) unanticipated developments regarding litigation or other contingent liabilities, and (n) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010. The forward-looking statements in this press release and our related earnings conference call are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.

Supplemental Non-GAAP Financial Measures:

In this press release and our related earnings conference call, the company intends to provide investors with a better understanding of operating results and underlying trends to assess the company’s performance and liquidity. Harte-Hanks evaluates its operating performance based on several measures, including the non-GAAP financial measures of (1) free cash flow, defined as net income, plus depreciation and amortization, plus stock-based compensation (tax-effected), less capital expenditures, and (2) EBITDA, defined as net income before interest, taxes, depreciation, and amortization. Harte-Hanks believes that free cash flow and EBITDA are useful supplemental financial measures for investors because they facilitate investors’ ability to evaluate the operational strength of the company’s business. Free cash flow and EBITDA, however, are not calculated in accordance with GAAP and they should not be considered substitutes for net income as an indicator of operating performance. A quantitative reconciliation of free cash flow and EBITDA to net income is found in the tables attached to this release.

This document may contain trademarks that are owned or licensed by Harte-Hanks, Inc. and its subsidiaries, including, without limitation, Harte-Hanks® and other names and marks. All other brand names, product names, or trademarks belong to their respective holders.

Harte-Hanks, Inc.

Consolidated Statements of Operations (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands, except per share data	2011	2010	2011	2010
Operating revenues	$224,624	$235,993	$850,765	$860,526
Operating expenses:
Labor	92,339	97,464	360,836	356,037
Production and distribution	86,272	90,698	326,359	323,217
Advertising, selling, general and administrative	16,831	16,851	66,951	66,792
Depreciation and amortization	5,356	5,871	21,213	23,427

	200,798	210,884	775,359	769,473

Operating income	23,826	25,109	75,406	91,053

Other expenses (income):
Interest expense	1,033	722	3,184	2,824
Interest income	(61)	(64)	(249)	(200)
Other, net	(2,077)	596	(1,502)	2,102

	(1,105)	1,254	1,433	4,726

Income before income taxes	24,931	23,855	73,973	86,327
Income tax expense	10,203	8,251	29,775	32,723

Net income	$14,728	$15,604	$44,198	$53,604

Basic earnings per common share	$0.23	$0.25	$0.70	$0.84

Weighted-average common shares outstanding	62,817	63,626	63,173	63,616

Diluted earnings per common share	$0.23	$0.24	$0.70	$0.84

Weighted-average common and common equivalent shares outstanding	63,200	64,198	63,552	64,139

Harte-Hanks, Inc.

Balance Sheet Data (Unaudited)

	December 31,	December 31,
In thousands	2011	2010
Cash and cash equivalents	$86,778	$85,996
Total debt	$179,438	$193,000

Harte-Hanks, Inc.

Business Segment Information (Unaudited)

	Three months ended			Twelve months ended
	December 31,			December 31,
In thousands	2011	2010	% Change	2011	2010	% Change
OPERATING REVENUES:
Direct Marketing	$168,494	$174,758	-3.6%	$614,270	$601,283	2.2%
Shoppers	56,130	61,235	-8.3%	236,495	259,243	-8.8%

Total operating revenues	$224,624	$235,993	-4.8%	$850,765	$860,526	-1.1%

OPERATING INCOME:
Direct Marketing	$26,640	$26,903	-1.0%	$83,490	$86,748	-3.8%
Shoppers	(67)	887	-107.6%	3,147	15,602	-79.8%
General corporate expense	(2,747)	(2,681)	-2.5%	(11,231)	(11,297)	0.6%

Total operating income	$23,826	$25,109	-5.1%	$75,406	$91,053	-17.2%

DEPRECIATION AND AMORTIZATION:
Direct Marketing	$3,900	$4,403	-11.4%	$15,424	$17,081	-9.7%
Shoppers	1,451	1,464	-0.9%	5,771	6,333	-8.9%
General corporate expense	5	4	25.0%	18	13	38.5%

Total depreciation and amortization	$5,356	$5,871	-8.8%	$21,213	$23,427	-9.5%

Reconciliation of Net Income to Free Cash Flow

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands	2011	2010	2011	2010
Net Income	$14,728	$15,604	$44,198	$53,604
Add: After-tax stock-based compensation (Note 1)	695	623	2,993	2,418
Add: depreciation and amortization	5,356	5,871	21,213	23,427
Less: capital expenditures	4,590	4,818	21,034	17,449

Free cash flow	$16,189	$17,280	$47,370	$62,000

Note 1:   Pre-tax stock-based compensation expense was $1,177 and $953 for the three months ended December 31, 2011 and 2010, respectively.

               Pre-tax stock-based compensation expense was $4,988 and $3,908 for the twelve months ended December 31, 2011 and 2010, respectively.

Reconciliation of Net Income to EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands	2011	2010	2011	2010
Net Income	$14,728	$15,604	$44,198	$53,604
Add: Depreciation and amortization	5,356	5,871	21,213	23,427
Interest expense, net and non-operating, net	(1,105)	1,254	1,433	4,726
Income tax expense	10,203	8,251	29,775	32,723

EBITDA	$29,182	$30,980	$96,619	$114,480

EBITDA by Segment:
Direct Marketing	$30,540	$31,306	$98,914	$103,829
Shoppers	1,384	2,351	8,918	21,935
Corporate	(2,742)	(2,677)	(11,213)	(11,284)

	$29,182	$30,980	$96,619	$114,480

Harte-Hanks, Inc.

Direct Marketing Revenue Mix (Unaudited)

Vertical Markets—Percent of Direct Marketing Revenue

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Retail	31%	27%	28%	26%
Financial and Insurance Services	11%	12%	13%	13%
Technology	24%	26%	24%	27%
Healthcare and Pharmaceuticals	11%	15%	10%	13%
Other Select Markets	23%	20%	25%	21%

	100%	100%	100%	100%